------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number
                                                  Expires:
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

                  ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[  ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*
Keith                              Randall                  D.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

5847 SAN FELIPE, SUITE 850
--------------------------------------------------------------------------------
                                    (Street)
HOUSTON                         TEXAS                    77057-3008
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)
================================================================================
2. Issuer Name and Ticker or Trading Symbol

UNITED INVESTORS REALTY TRUST (UIRT)
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)
###-##-####
================================================================================
4. Statement for Month/Year 12/99
================================================================================
5. If Amendment, Date of Original (Month/Year)
================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)
   Vice President and Chief Operating Officer
================================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [ X] Form filed by one Reporting Person
   [  ] Form filed by more than one Reporting Person

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================



                                                                                                               6.
                                                                4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Issuers     Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    Fiscal Year    (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             Inst. 3 and 4) Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common shares of beneficial interest    7/28/99        P              388.3871   A       7.75
------------------------------------------------------------------------------------------------------------------------------------
Common shares of beneficial interest    10/26/99       P              434.1754   A       7.125   35,677.5625    D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Year     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Options to purchase 10.00                                   1/1/00   1/1/05    Common     8,000  10.00    8,000      D
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Shares of
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Beneficial
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Interest
------------------------------------------------------------------------------------------------------------------------------------
Options to purchase 10.00                                   1/1/01    1/1/06    Common    8,000   10.00    8,000     D
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Shares of
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Beneficial
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Interest
------------------------------------------------------------------------------------------------------------------------------------
Options to purchase 10.00                                   1/1/02    1/1/07    Common    8,000     10.00  8,000     D
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Shares of
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Beneficial
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Interest
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


Explanation of Responses:



     /S/  Randall D. Keith                                       2/15/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.